UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 19, 2012

The Management Network Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34006 (Commission File Number)	48-1129619 (I.R.S. Employer Identification No.)

7300 College Boulevard, Suite 302
Overland Park, Kansas 66210
 (Address of principal executive office)(Zip Code)

(913) 345-9315
 (Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 19, 2012, the Chairman of the Board of Directors and the General Counsel and Secretary of The Management Network Group, Inc. (the "Company") each received a letter by email from Richard P. Nespola (the “Resignation Letter”), pursuant to which Mr. Nespola resigned as a director of the Company, effective immediately. At the time of his resignation, Mr. Nespola did not serve on any committee of the Board of Directors. The Resignation Letter is attached as Exhibit 17.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

The Resignation Letter was delivered one day prior to the scheduled special meeting of stockholders of the Company ("Special Meeting"), which was called to consider the removal of Mr. Nespola as a director of the Company, without cause. Prior to the Company's receipt of the Resignation Letter, the Company informed Mr. Nespola that it had received sufficient proxies from the Company's stockholders to remove Mr. Nespola as a director, without cause.

In the Resignation Letter, Mr. Nespola states that his resignation was predicated upon the Board's failure to establish an environment that promoted the best interest of all shareholders, and states that the Board of Directors and the Company Secretary took or failed to take a number of actions that caused Mr. Nespola to be unable to fully discharge his duties as a director without obstruction. The Board of Directors reviewed all of the allegations made by Mr. Nespola, which include several allegations previously made by Mr. Nespola, and is not aware of any factual basis for any of the allegations. However, the Board of Directors authorized and directed the Audit Committee to seek additional information from Mr. Nespola regarding his allegations, to investigate any of the allegations to the extent it determined that an investigation was warranted based upon any additional information provided by Mr. Nespola or otherwise and to report its findings to the full Board of Directors.

As disclosed in the proxy statement for the Special Meeting, a factor considered by the members of the Board of Directors (other than Mr. Nespola) in seeking the removal of Mr. Nespola as a director of the Company was the ongoing litigation between Mr. Nespola and the Company. The Company previously terminated Mr. Nespola's employment as the Company’s Chairman of the Board and Chief Executive Officer in January 2012. On January 10, 2012, Mr. Nespola filed an action, Richard P. Nespola v. The Management Network Group, Inc., against the Company with the American Arbitration Association. In this action, Mr. Nespola claims that the Company breached his employment agreement and an implied covenant of good faith and fair dealing by: (i) improperly deciding not to renew his employment agreement, and (ii) subsequently deciding to terminate his employment for cause. Further, Mr. Nespola claims the Company defamed him by publishing to the Board of Directors of the Company allegedly false reasons for terminating his employment for cause. Mr. Nespola seeks in excess of $1.6 million in damages plus attorneys’ fees and costs. The Company denies Mr. Nespola’s allegations.

The Company will provide to Mr. Nespola a copy of this Current Report no later than the date of filing of this Current Report with the Securities and Exchange Commission (“SEC”).  The Company will provide Mr. Nespola with the opportunity to furnish the Company as promptly as possible with a letter addressed to the Company stating whether he agrees with the statements made by the Company in this Item 5.02 and, if not, stating the respects in which he does not agree.  The Company will file any letter received from Mr. Nespola with the SEC as an exhibit by amendment to this Current Report within two business days after receipt by the Company.

The size of the Board of Directors has been reduced from seven (7) directors to six (6) directors as a result of Mr. Nespola's resignation from the Board of Directors.

Item 5.07  Submission of Matters to a Vote of Security Holders

The Company held a special meeting of stockholders on September 20, 2012, which was called for the purpose of voting on the removal of Richard P. Nespola as a director of the Company, without cause.  Due to the resignation of Mr. Nespola on September 19, 2012, the meeting was convened at the scheduled time on September 20, 2012 and immediately adjourned without taking a vote on the proposed removal.

Item 9.01   Financial Statements and Exhibits.

Exhibit No.	Description
17.1	Resignation Letter of Richard P. Nespola dated September 19, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MANAGEMENT NETWORK GROUP, INC.

By:	/s/ Donald E. Klumb
Donald E. Klumb Chief Executive Officer, President, and Chief Financial Officer

Date: September 25, 2012

EXHIBIT INDEX

Exhibit Number	Description
17.1	Resignation Letter of Richard P. Nespola dated September 19, 2012